Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-94096) of our report, dated February 7, 1997, with respect to the financial statements of Central Illinois Financial Co., Inc., appearing in the Annual Report on Form 10-K for the year ended December 31, 1996.

McGLADREY & PULLEN



Champaign, Illinois
March 24, 1997